Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guitar Center, Inc.:

We consent to the use of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Guitar Center, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005; management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005; and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

Guitar Center, Inc. acquired Music & Arts Center, Inc. on April 15th, 2005, and management has excluded from its assessment of the effectiveness of Guitar Center, Inc.’s internal control over financial reporting as of December 31, 2005, Music & Arts Center internal control over financial reporting associated with total assets of $197,045,000 and total revenues of $103,116,000 included in the consolidated financial statements of Guitar Center, Inc. and subsidiaries as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of Guitar Center, Inc. also excluded an evaluation of the internal control over financial reporting of the Music & Arts Center.

(signed) KPMG LLP

Los Angeles, California

June 12, 2006